Exhibit 10.68

SECOND ADDENDUM

to

Employment Agreement

of

John Abt

This Second Addendum (the “Second Addendum”) to the Employment Agreement of John Abt is entered into as of this 24th day of August 2020, between Lannett Company, Inc. (the “Company”) and John Abt (“Mr. Abt”) (together, the Company and Mr. Abt shall be known as the “Parties”).

RECITALS

WHEREAS, Mr. Abt entered into an Employment Agreement with the Company as of March 30, 2015 (“Employment Agreement”);

WHEREAS, the Parties entered into an Addendum to Employment Agreement of John Abt (“First Addendum”) effective as of July 1, 2018, wherein the Parties clarified that Section 10 of the Employment Agreement, which contains a confidentiality provision, shall not preclude Executive from voluntarily disclosing confidential information to governmental officials or participating in investigations into suspected violations of law without first notifying or obtaining the consent of the Company;

WHEREAS, the Parties wish to amend the Employment Agreement to provide the Board the authority to seek reimbursement of incentive compensation paid to Executive in certain instances as more fully set forth herein, in the event the Company is required to restate its financial statements as a result of fraud or misconduct (the “Claw Back Provision”);

WHEREAS, in consideration for Executive agreeing to the inclusion of a Claw Back Provision in the Employment Agreement, the Company agrees to revise and clarify Executive’s rights under paragraph 9(c) of the Employment Agreement in the event of a Change in Control of Company;

NOW THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the Parties agree as follows:

1.	Capitalized Terms. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Employment Agreement.

2.	Claw Back Provision. Executive agrees that, should the Company be required to prepare and issue a material accounting restatement caused by fraud or other misconduct in connection with any financial reporting requirement under the securities laws, and should Executive be found to have participated in or knew or should have known about such fraud or misconduct and took no action to prevent it, the Board may, in its discretion, seek reimbursement of the difference in the amount of any cash based incentive and performance equity awarded to Executive during the three year period following the first public issuance or filing of the financial document in question and the amount, if any, of cash based incentive pay or performance equity Executive would have received if such incentive pay or equity based compensation were awarded under the restated financial statement.

3.	Paragraph 9(b)(iii) is deleted in its entirety and replaced with the following:

(iii) a pro-rated annual cash bonus for the then current fiscal year based on a calculation for all categories that comprise the bonus at a “target” level.

4.	Paragraph 9(c) is deleted in its entirety and replaced with the following:

If Executive is notified that he is being terminated by Company without Cause, or resigns for Good Reason, in connection with or within eighteen (18) months following a Change in Control of Company, Executive will be entitled, in addition to the Standard Entitlements payable in accordance with Section 9(a), the benefits set forth in Section 9(b)(i), (ii) and (iii). In connection with any Change in Control of Company, any outstanding unvested Company stock options, restricted stock and TSRs awarded to Executive prior to the Change in Control shall be treated in accordance with the applicable provision of the Company’s Long Term Incentive Plan regarding a Change in Control of Company and any stock options, restricted stock and TSRs awarded subsequent to the Change in Control shall be treated in accordance with Section 9(b). For the purpose of this Section 9(c), a written notice that Executive’s employment term is not extended pursuant to Section 2 within the 18-month period following a Change in Control of Company shall be deemed to be a termination without Cause, unless Executive and Company execute a new employment agreement effective as of the date on which Agreement would otherwise have renewed. The term “Change in Control of Company” shall mean the occurrence of a “change in ownership of the Company,” a “change in effective control of the Company,” or “a change in ownership of a substantial portion of the Company’s assets, each within the meaning of Section 409A and Treasury Regulation Section 1.409A-3(i)(5).

5.	Miscellaneous. Except as set forth herein, all of the terms of the Employment Agreement and First Addendum remain in full force and effect. To the extent that there are inconsistencies between this Second Addendum and the First Addendum and/or Employment Agreement, the provisions of this Second Addendum shall control and shall supersede the applicable provisions of the First Addendum and/or Employment Agreement.

6.	Counterparts. This Second Addendum may be executed in Counterparts, which together shall constitute one Agreement.

IN WITNESS WHEREOF, each of the Parties hereby executes this Second Addendum to the Employment Agreement as of the date first written above.

LANNETT COMPANY, INC.

By:	/s/ Timothy Crew	/s/ John Abt
	Timothy Crew	John Abt
Chief Executive Officer